Exhibit 10.2

Addendum to Executive Agreement

This Addendum (this “Addendum”) to that certain Executive Agreement (the “Agreement”), dated October 29, 2018 and amended as of March 1, 2022, by Michael Witynski (“Executive”) and Dollar Tree, Inc. and each of its subsidiaries (collectively, the “Company”) is effective March 1, 2022. This Addendum amends and is part of the Agreement (capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement). Executive and the Company hereby agree as follows:

1.     In the event of a termination event entitling Executive to severance under Section 4.a of the Agreement, in addition to the Continued Base Salary provided for in Section 4.a. of the Agreement, Executive shall receive a payment, on each date that a payment of Continued Base Salary is made under Section 4.a. of the Agreement, equal to the percentage of Executive’s target annual cash bonus opportunity for the fiscal year of the Company in which occurs Executive’s date of termination by the Company that is equivalent to the percentage of annual base salary being paid on such payment date.

2.    Notwithstanding any other provision of the Agreement (including Section 4.c. thereof), of the Company’s 2011 or 2021 Omnibus Incentive Plans (collectively, the “Plans”), or of any award agreements under the Plans, for purposes any awards granted under the Plans and held by Executive on the date of his termination of employment, if Executive’s employment is terminated by the Company without Good Cause (as defined below), subject to Executive’s execution and non-revocation of the Release, Executive shall be deemed to have terminated due to “Retirement” (or any similar term, within the meaning of the applicable award agreement), with any requirements thereof deemed satisfied, and any minimum service period following an award grant date shall be waived.

3.    For purposes of this Addendum “Good Cause” means a termination of Executive’s employment by the Company as a result of any of the following: (i) Executive’s felony conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea); (ii) Executive’s engaging in any fraudulent or dishonest conduct with respect to the performance of Executive’s duties with the Company and its subsidiaries; (iii) Executive’s engaging in any intentional act that is injurious in a material respect to the Company and its subsidiaries; (iv) Executive’s engaging in any other act of moral turpitude; (v) Executive’s willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries; or (vi) Executive’s willful and continued failure substantially to perform Executive’s duties with the Company and its subsidiaries (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company (the “Board”), which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, and which performance is not substantially corrected by Executive within thirty days of receipt of such demand. For purposes of the definition of “Good Cause” hereunder, (A) no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company and (B) Executive’s employment shall not be deemed to have been terminated for Good Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive is guilty of conduct set forth above constituting Good Cause and specifying the particulars thereof.

4.    For purposes of the Agreement, the term “Cause” shall be amended and restated consistent with the definition of “Good Cause” under this Addendum.

5.    The Company intends the amounts payable to Executive upon a termination of employment to be excepted from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permissible and that each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code. To the extent that any payment hereunder is subject to Section 409A of the Code, it shall be administered in compliance with the requirements thereof. To the extent required to avoid a violation of Section 409A of the Code, if the period between Executive’s termination of employment and the date on which the Release may become effective includes two calendar years, no payment under Section 4.a (or otherwise under this Agreement) shall be made until the second calendar year. Further, to the extent required to avoid a violation of Section 409A of the Code, if Executive is a “specified employee” under Code Section 409A(a)(2)(i) and the regulations promulgated thereunder on the date of Executive’s termination of employment, then any payment under this Agreement shall be accumulated and paid without interest to Executive on the first business day of the seventh month following the date of Executive’s termination of employment.

IN WITNESS WHEREOF, the parties have executed this Addendum this 1st day of March, 2022.

EXECUTIVE	DOLLAR TREE, INC. and its subsidiaries

/s/ Michael A. Witynski	By: /s/ Bob Sasser
Michael A. Witynski	Name: Bob Sasser
Title: Executive Chairman
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